Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2021

Shareholders, Clients and Team Members:

I am pleased to report on your Company’s continued successes in 2021. Those successes include reporting income before taxes of approximately $8.1 million, return on average tangible equity of 16.21% and return on average assets of 1.32% for the first six months of 2021. Additionally, the Board of Directors declared a $0.20 per share dividend, a 17.6% increase as compared to the first quarter of 2021.

During the first half of 2021, we continued to assist our communities through the aftermath of historic events in our country. While we provided needed assistance to those that continued to be negatively affected by the pandemic, we also began to transition back to more traditional services of lending to commercial and consumer clients and growing core deposits. The rebuilding of the loan pipeline has been going well and the bank has begun to see increases in its core loan balances. At the same time, the bank’s deposits have continued to increase. While a significant portion of the deposit growth was due to increases in liquidity in the economy, we are also very pleased with the noticeable growth in our newer markets. Returning to the pre-pandemic growth trends that have driven your company to increased core earnings, dividends and market value continues to be the focus of the team. In addition to the positive financial results, we were also able to move forward with strategic initiatives that restructured the operations of our retail branches and implement numerous technology enhancements to serve our clients and protect our information infrastructure.

The continued accomplishments of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Six months ended June 30, 2021	Six months ended June 30, 2020
	(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$18,738	$19,310
Interest expense	1,648	3,600
Net interest income	17,090	15,710
Provision for loan losses	300	1,450
Net interest income after provision for loan losses	16,790	14,260
Non-interest income	9,518	10,955
Non-interest expenses	18,179	17,015
Income before income taxes	8,129	8,200
Provision for income taxes	1,357	1,444
Net income	$6,772	$6,756

Average common shares outstanding (basic)	3,278,347	3,270,351

PER COMMON SHARE
Net income	$2.07	$2.07
Book value	$35.29	$32.04
Tangible book value (non-GAAP)*	$26.39	$23.07
Closing price	$35.80	$18.00

FINANCIAL RATIOS
Return on average assets	1.32%	1.44%
Return on average tangible equity (non-GAAP)*	16.21%	19.47%
Net interest margin, tax equivalent (non-GAAP)*	3.69%	3.74%
Efficiency ratio (non-GAAP)*	67.42%	63.14%
Loans (including held for sale) to deposits	67.27%	84.02%

PERIOD END BALANCES

	As of June 30, 2021	As of December 31, 2020
Assets	$1,049,324	$978,532
Loans, gross	$610,323	$634,103
Deposits	$907,246	$838,378
Shareholders' equity	$115,716	$111,599

Common shares outstanding	3,279,076	3,271,984

* Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include tangible book value, return on average tangible equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying table. Management, as well as regulators, financial analysts and other investors may use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

United Bancshares, Inc.

and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

Shareholders' Equity to Tangible Equity	June 30, 2021	June 30, 2020
Shareholders' equity	$115,716	$104,794
Less goodwill and other intangibles	29,187	29,334
Tangible common equity	$86,529	$75,458
Average Shareholders' equity	$112,750	$98,766
Less average goodwill and other intangibles	29,217	29,367
Average tangible common equity	$83,533	$69,399

Tangible Book Value Per Common Share
Tangible common equity (a)	$86,529	$75,458
Total common shares issued and outstanding (b)	3,279,076	3,270,814
Tangible book value per common share (a)/(b)	$26.39	$23.07

Return on Average Tangible Equity
Net income, annualized (c)	$13,544	$13,512
Average tangible common equity (d)	$83,533	$69,399
Return on average tangible common equity (c/d)	16.21%	19.47%

Net Interest Margin, Tax-Equivalent
Net interest income, annualized	$34,180	$31,420
Tax-equivalent adjustment, annualized	710	568
Tax-equivalent net interest income, annualized (e)	$34,890	$31,988
Average earning assets (f)	$946,361	$855,581
Net interest margin, tax-equivalent (e)/(f)	3.69%	3.74%

Efficiency Ratio, Tax-Equivalent
Non-interest expense, annualized (g)	$36,358	$34,030
Tax-equivalent net interest income, annualized	34,890	31,988
Non-interest income, annualized	19,036	21,910
Total revenue, annualized (h)	$53,926	$53,898
Efficiency ratio (g)/(h)	67.42%	63.14%

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry H. Edward Rigel	David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth Dr. Jane M. Wood Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

103 E. Perry St.

Paulding, OH 45879

419-567-1075

132 E. Front St.

Pemberville, OH 43450

419-287-3211

2660 US Hwy 224, Ste. 3

Plymouth, OH 44865

419-659-2141

468 Polaris Parkway

Westerville, OH 43082

614-269-4402